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                              PRESS RELEASE

                           REUNION INDUSTRIES, INC.

REUNION INDUSTRIES ANNOUNCES CONVERSION OF PREFERRED STOCK TO COMMON STOCK

FOR INFORMATION CONTACT:                             FOR IMMEDIATE RELEASE
John M. Froehlich
Chief Financial Officer
412 885 5501

Pittsburgh, Pennsylvania - June 16, 2000 - Reunion Industries, Inc. (Amex-RUN; Pacific-RUN) announced today that its Board of Directors has approved the conversion of its Series A and Series B preferred stock into 3,245,515 shares of common stock at a conversion price of $5.00 per share. The Series A and Series B preferred stock were issued in connection with the March 16, 2000 merger with Chatwins Group and acquisition of Kingway Material Handling Company, and had an aggregate liquidation value of $16.2 million. John M. Froehlich, Reunion's Chief Financial Officer, stated "The Board believes that converting the preferred stock to common stock has several advantages for Reunion. The conversion will be accretive to earnings per common share by eliminating $1.6 million per year of preferred dividends, more than offsetting the additional number of common shares outstanding. The conversion further strengthens the balance sheet by converting the preferred stock into permanent common equity at a significant premium over the current stock price. It also eliminates future cash requirements for preferred dividends and ultimate redemption of the preferred stock." The conversion was effective as of June 14. The closing price of the common stock was $1.00 on that date.

This press release contains forward-looking statements as defined by
Section 21E of the Securities Act of 1934, as amended, concerning the Company's expectations about future results of operations, financial position and cash flows, which are dependent on future events, including events beyond the control of the Company. Additional information on potential factors and risks that could affect the company's future operations are contained in the Company's reports and filings with the Securities and Exchange Commission.

Reunion's Metals Group, through its five manufacturing divisions, manufactures and markets a broad range of metal fabricated and machined industrial parts and products, including seamless steel pressure vessels, fluid power cylinders, industrial cranes, leaf springs and storage racks. The Plastics Group manufactures high volume, precision plastics products and thermoset compounds and provides engineered plastics services. Reunion also has wine grape operations in Napa County, California.